Exhibit 10.1
Non-Employee Director Compensation
(effective October 1, 2007)

Component of Pay	Amount
Board Retainer	$100,000
Audit Committee Retainer	$10,000
Audit Committee Chair Retainer	$20,000
Compensation and Management Development Committee Chair Retainer	$10,000
Nominating and Corporate Governance Committee Chair Retainer	$10,000
Other Committee Chair Retainer	$7,500
Lead Director Retainer	$25,000
Amount deferred to Stock Units	$100,000